Exhibit 99.1

KS BANCORP, INC.

P.O. BOX 661

SMITHFIELD, NC 27577

PRESS RELEASE

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 938-3101	(919) 938-3101

KS BANCORP, INC. ANNOUNCES COMPLETION OF REVERSE AND FORWARD STOCK SPLITS AND TRADING SYMBOL CHANGE

SMITHFIELD, N.C. — (BUSINESS WIRE) — March 18, 2005 — The Board of Directors of KS Bancorp, Inc. (New OTCBB symbol: KSBI) has announced that the 1-for-200 reverse stock split and the 250-for-1 forward stock split of its common stock, as set forth in the Articles of Amendment overwhelmingly approved by the shareholders at the 2005 special meeting of stockholders held March 14, 2005, has become effective as of March 17, 2005 and March 18, 2005, respectively. On March 17, 2005 at 6:00 p.m. E.S.T., each 200 issued and outstanding shares of the Company’s common stock was automatically reclassified and converted into one share of common stock. Those stockholders who held a fractional share of common stock as a result of a reverse stock split are entitled to a cash payment in lieu of being issued that fractional share in an amount equal to $24.00 for each pre-split share constituting the fractional share. Following the reverse stock split, at 6:00 a.m. E.S.T. on March 18, 2005, the Company issued a 250-for-1 forward stock split. As a result, each one share of KS Bancorp common stock remaining after the reverse stock split was automatically reclassified and converted into 250 shares of the Company’s common stock. All of the Company’s stockholders immediately following the forward stock split own KS Bancorp common stock in 250 share lots. The reverse and forward stock splits have occurred automatically, and the Company’s stock record books now reflect these transactions. In connection with the reverse and forward stock splits, the Company’s OTCBB trading symbol also has been changed from KSAV to KSBI effective March 18, 2005.

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